Exhibit 4.1
Description of the Registrant’s Securities Registered Under
Section 12 of the Securities Exchange Act of 1934

The following is a summary of the common stock of LCI Industries (the “Company”), which is the only class of securities of the Company registered under Section 12 of the Securities Exchange Act of 1934, as amended. This summary is of the general terms and provisions of the common stock of the Company, does not purport to be complete and is subject to and qualified by reference to the Company’s Restated Certificate of Incorporation, as amended (the “Certificate”), and Amended and Restated Bylaws (the “Bylaws,” and together with the Certificate, the “Charter Documents”), each of which is incorporated herein by reference and is an exhibit to the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”). For additional information, please read the Company’s Charter Documents and the applicable provisions of the Delaware General Corporation Law (the “DGCL”).

General

The Company is authorized to issue up to 75,000,000 shares of common stock, par value $0.01 per share (the “Common Stock”). All outstanding shares of Common Stock are duly authorized, validly issued, fully paid and non-assessable.

Voting Rights

Holders of shares of Common Stock are entitled to one vote per share on all matters on which stockholders generally are entitled to vote. The Common Stock does not have cumulative voting rights. The affirmative vote of the holders of a majority in voting power of the shares of Common Stock which are present in person or by proxy and entitled to vote, except for the election of directors, is required to take stockholder action, unless a different or minimum vote is required by the Certificate, the Bylaws, the rules or regulations of any stock exchange applicable to the Company or any applicable law or regulation. In an uncontested election of directors, each director shall be elected by the vote of the majority of the votes cast with respect to that director’s election, and a majority of votes cast shall mean that the number of votes cast “for” a director’s election exceeds the number of votes cast “against” that director’s election (with “abstentions” and “broker nonvotes” not counted as a vote cast either “for” or “against” that director’s election). If, as of the tenth (10th) day preceding the date the Company first mails its notice of meeting to the stockholders of the Company, the number of nominees exceeds the number of directors to be elected (a contested election) at such meeting, the directors shall be elected by the vote of a plurality of the votes cast.

Dividend Rights

Subject to applicable law, holders of shares of Common Stock are entitled to such dividends as may be declared by the Company’s Board of Directors, at such times and in such amounts as the Board of Directors shall determine.

Exhibit 4.1
Liquidation Rights

In the event of the Company’s dissolution, liquidation or winding up, the holders of shares of Common Stock are entitled to share ratably in the Company’s net assets remaining after the payment of all creditors.

No Preemptive Rights

Holders of shares of Common Stock are not entitled to preemptive, subscription or conversion rights, and there are no redemption or sinking fund provisions applicable to the Common Stock. The absence of preemptive rights could result in dilution of the interest of investors should additional capital stock be issued.

Listing

The Common Stock is traded on the New York Stock Exchange under the symbol “LCII.”

Transfer Agent and Registrar

The transfer agent and registrar for the Common Stock is American Stock Transfer & Trust Company.

Anti-Takeover Provisions

The Charter Documents and certain provisions of the DGCL may have an anti-takeover effect. These provisions may delay, defer or prevent a tender offer or takeover attempt that a stockholder would consider in its best interest. This includes an attempt that might result in a premium over the market price for the shares of Common Stock held by stockholders. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids. They are also expected to encourage persons seeking to acquire control of the Company to negotiate first with the Board of Directors.

Delaware Anti-Takeover Law

In general, Section 203 of the DGCL prohibits a Delaware corporation with a class of voting stock listed on a national securities exchange or held of record by 2,000 or more stockholders from engaging in a “Business Combination” (as defined below) with an “Interested Stockholder” (as defined below) for a three-year period following the time that such stockholder became an Interested Stockholder, unless the Business Combination is approved in a prescribed manner. A Business Combination includes, among other things, a merger, asset or stock sale or other transaction resulting in a financial benefit to the Interested Stockholder. An Interested Stockholder is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of Interested Stockholder status, 15% or more of the corporation’s voting stock. Under Section 203, a Business Combination between a corporation and an Interested Stockholder is prohibited for three years unless it satisfies one of the following conditions:

Exhibit 4.1
•before the stockholder became an Interested Stockholder, the Board of Directors approved either the Business Combination or the transaction which resulted in the stockholder becoming an Interested Stockholder;

•upon consummation of the transaction which resulted in the stockholder becoming an Interested Stockholder, the Interested Stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances; or

•at or after the time the stockholder became an Interested Stockholder, the Business Combination was approved by the Board of Directors of the corporation and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the Interested Stockholder.

The DGCL permits a corporation to opt out of, or choose not to be governed by, its anti-takeover statute by expressly stating so in its original certificate of incorporation (or subsequent amendment to its certificate of incorporation or bylaws approved by its stockholders). The Certificate does not contain a provision expressly opting out of the application of Section 203 of the DGCL; therefore, the Company is subject to the anti-takeover statute.

Special Meetings of Stockholders

The Certificate provides that a special meeting of stockholders may be called by the Board of Directors or by the President or by a majority of the stockholders entitled to vote at such a meeting. The Bylaws further provide that a special meeting of stockholders may be called by the Board of Directors or by the Chief Executive Officer (if he or she is also a member of the Board of Directors), or by the Board of Directors upon the written request or requests of a majority of the stockholders entitled to vote at such special meeting who have complied in full with the requirements set forth in the Bylaws.

Advance Notice of Stockholder Business Proposals and Nominations

The Bylaws include an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of candidates for election to the Company’s Board of Directors. Nominations of persons for election to the Board of Directors and the proposal of other business to be considered by the stockholders may be made at an annual meeting of stockholders only (a) pursuant to the Company’s notice of meeting (or any supplement thereto), (b) by or at the direction of the Board of Directors or any committee thereof, or (c) by any stockholder of record of the Company who is entitled to vote at the meeting and who complies with the notice procedures set forth in the Bylaws.

In general, in order to be timely, the stockholder’s written notice of nominations to be made or business to be brought at an annual meeting must be delivered to the Company’s Secretary at the principal executive offices of the Company not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the first anniversary of the date of the preceding year’s annual meeting. The notice must contain certain

Exhibit 4.1
information concerning the nominees or the matters to be brought before the meeting and the stockholder submitting the proposal. In addition, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Securities Exchange Act of 1934, as amended, generally no later than 60 days prior to the first anniversary of the date of the preceding year’s annual meeting.

These provisions could have the effect of delaying stockholder actions that may be favored by the holders of a majority of the Company’s outstanding voting capital stock until the next stockholder meeting, or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempt to obtain control of the Company.

Exclusive Forum

The Bylaws provide that, unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of the Company, (2) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, other employee or stockholder of the Company to the Company or the Company’s stockholders, (3) any action asserting a claim arising pursuant to any provision of the DGCL or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (4) any action asserting a claim governed by the internal affairs doctrine. Although the Company believes this provision provides increased consistency in the application of Delaware law in the types of lawsuits to which it applies, it may have the effect of discouraging lawsuits against the Company or its directors and officers. The enforceability of similar choice of forum provisions in other companies’ governing documents has been challenged in legal proceedings, and it is possible that, in connection with one or more actions or proceedings described above, a court could find the choice of forum provision contained in the Bylaws to be inapplicable or unenforceable.

Authority of the Board of Directors

The Board of Directors has the power to issue any or all of the shares of the Company’s capital stock without seeking stockholder approval, which could delay, defer or prevent any attempt to acquire or control the Company. The Board of Directors also has the right to fill vacancies of the Board of Directors and to make, alter, amend, change, add or repeal the Bylaws. In addition, the Company’s stockholders may make additional bylaws and may alter and repeal any bylaws whether adopted by them or otherwise.
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